UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On September 17, 2009, Shamrock Activist Value Fund, L.P. issued the following press release:

FOR IMMEDIATE RELEASE

Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank, CA 91505

Contact:	Clifford A. Miller (cmiller@shamrock.com)
(818) 973-4297
-or-
Sitrick And Company
Michael Sitrick (mike_sitrick@sitrick.com)
Aaron Curtiss (aaron_curtiss@sitrick.com)
(310) 788-2850

Shamrock Activist Value Fund, L.P. Gratified By Support From Texas Industries’ Largest Shareholder

Nassef Sawiris Says Will Vote for Shamrock Board Nominees and Shareholder Proposals

BURBANK, Calif. (Sept. 17, 2009) – The Shamrock Activist Value Fund, L.P., which together with its parallel investment vehicle owns 10.2% of Texas Industries, Inc. (NYSE: TXI) common stock, today received the support of the company’s largest shareholder for the Shamrock Activist Value Fund’s bid to elect three candidates to the board of directors and pass three shareholder resolutions at Texas Industries’ Annual Meeting of Shareholders scheduled for Oct. 22, 2009.

Nassef Sawiris, the beneficial owner of nearly 15% of Texas Industries outstanding common stock, announced his intent to vote “For” the Shamrock Activist Value Fund, L.P.’s three director nominees and “For” its three shareholder proposals in a Schedule 13D filed today with the Securities and Exchange Commission.

“We believe that Mr. Sawiris’ support is strong validation of our call for change at Texas Industries,” said Dennis A. Johnson, CFA, managing director of Shamrock Capital Advisors, the investment advisor for the Shamrock Activist Value Fund. “In our view, the interests of management and the board are not aligned with those of Texas Industries shareholders.”

In a letter to the Texas Industries board, Mr. Sawiris wrote: “I believe the [Shamrock Activist Value Fund, L.P.’s] director nominees and their three resolutions will be a catalyst for improving performance and governance at TXI and most importantly for increasing shareholder value.”

Mr. Sawiris’ statement of support follows an announcement made on September 1, 2009 by Southeastern Asset Management, Inc., an investment advisory firm which owns more than 9% of Texas Industries’ outstanding common stock, that it intends to vote “For” the

Shamrock Activist Value Fund, L.P.’s three director nominees and “For” its three shareholder proposals.

Shamrock Activist Value Fund, L.P.’s three independent director candidates are Marjorie L. Bowen, Dennis A. Johnson, CFA and Gary L. Pechota. These highly qualified nominees collectively have broad experience in finance and capital markets, cement operations and corporate governance matters. Shamrock Activist Value Fund, L.P.’s three shareholder resolutions request that the Board (i) destagger the company’s classified board and require all directors to stand for election every year, (ii) institute majority voting in uncontested director elections and (iii) require shareholder approval of all “poison pill” rights plans.

Shamrock Activist Value Fund is one of five separate investment funds managed by Shamrock Capital Advisors, Inc., a subsidiary of Shamrock Holdings, Inc., the investment vehicle of the Roy E. Disney family. Shamrock Capital Advisors has an aggregate of $1.8 billion under management within these five funds.

The Shamrock Activist Value Fund, L.P. has filed its definitive proxy materials for the 2009 Annual Meeting of Texas Industries Shareholders with the Securities and Exchange Commission (the “SEC”). Copies of all proxy materials Shamrock Activist Value Fund, L.P. files with the SEC are available without charge at the SEC’s website at www.sec.gov and its definitive proxy materials also may be obtained without charge at http://www.shamrock-txiproxy.com. Information regarding the participants in the Shamrock Activist Value Fund, L.P.’s solicitation of proxies for the annual meeting is contained in Shamrock Activist Value Fund, L.P.’s definitive proxy statement, which also contains information regarding why Shamrock Activist Value Fund, L.P. believes Texas Industries shareholders should vote the WHITE proxy card “FOR” its three director nominees and “FOR” its three shareholder proposals. Shareholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Shamrock Activist Value Fund, L.P.’s proxy solicitor by calling (800) 322-2885 or e-mailing to savf-txi@mackenziepartners.com.

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